Exhibit 4.1

                              STAKE TECHNOLOGY LTD.

                             2001 STOCK OPTION PLAN

The purpose of the Stake Technology Ltd. 2001 Stock Option Plan (the "Plan") is to have options available to grant to the employees, directors and consultants of Stake Technology Ltd. and its subsidiaries. Such a Plan is vital to ensure the long-term retention of employees, directors and consultants. Stock option plans develop the interest and incentive of employees of the companies that Stake Technology Ltd. ("Stake") and its subsidiaries (the "Company") may acquire by providing them with an opportunity to purchase common shares of the Company, thereby advancing the interests of the Company and its shareholders.

Subject to shareholder approval, the 2001 Stock Option Plan was approved by the Board of Directors ("Board") of the Company, on March 13, 2001 at which time up to 1,000,000 common shares ("Common Shares") of the Company were reserved for the Plan.

                                    The Plan

1.    Purpose of the Plan

      An option granted under the Plan provides an employee, director or consultant of Stake or its subsidiaries with the opportunity to purchase common shares of the Company.

2.    Definitions

      In this Plan:

      "Date of Exercise" means the date upon which an Eligible Person returns a completed Option purchase form to the Company together with payment in full for the number of Optioned Shares such employee, director or consultant is purchasing pursuant to such form;

      "Eligible Person" means an employee, director or consultant of Stake or its subsidiaries at the time of the grant of an option;

      "Eligible Company" means Stake Technology Ltd. or any of its subsidiaries.

      "Option" means the right granted under this Plan to an Eligible Person to purchase a specified number of common shares of the Company pursuant to the provisions of the Plan;

      "Option Exercise Form" means the form required to be delivered by the Eligible Person in order to exercise on Optioned Shares.

      "Option Committee" means the committee chosen by the Board of the Company to administer this Plan;

      "Optionee" means an Eligible Person, director or consultant of the Company who has been granted an Option pursuant to this Plan;

      "Option Period" means, unless otherwise provided by the Board of Directors of the Company, that period during which an Optionee granted an Option may purchase Optioned Shares commencing on the date approved by Shareholders and ending March 13, 2011.

      "Option Price" means the price per share at which an Optionee may purchase Optioned Shares;

      "Optioned Shares" means those Common Shares in respect of which an Option is granted to an Optionee under this Plan; and

      "Plan" means this 2001 Stock Option Plan;

      "Vested Options" means those Options that are eligible for exercise by the Eligible Person.
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3.    Eligibility

      The eligibility to participate in the Plan is at the discretion of the Option Committee.

4.    The number of Shares to which an Optionee is Entitled under the Plan

      The Option Committee shall determine the number of Optioned Shares in respect of which an Option is granted at the time of the grant of the Option.

5.    Purchase Price for Optioned Shares

      The purchase price of Optioned Shares comprised in an Option granted under the Plan shall be equal to 100% of the fair market of the common shares based on the closing price on the trading day prior to the grant date as determined by the Board of the Company at the time of the grant of the Option in accordance with the policies of any applicable regulatory authority.

6.    Exercise of Option

      Each Option granted under the Plan shall vest at such time or times as may be determined by the Board or the Option Committee and no rights under the Plan or any Option shall accrue to any Optionee in any Optioned Shares forming the subject matter of an Option prior to the vesting date of such Option.

      The Option Committee will decide the vesting date of the Options granted to the Optionee under the Plan at the time of grant pursuant to Article 12 hereof.

      The right of exercise shall be cumulative and any Optionee, if still an Eligible Person of an Eligible Company, may exercise the Option in respect of any Optioned Shares, which have vested at any time during the Option Period subject to the provisions of Articles 10 and 11 hereof.

      In order to purchase Optioned Shares under the Plan, an Optionee shall complete and execute an Option Exercise Form in the form of Schedule 1 attached hereto and deliver it to the Company together with a certified cheque for the full purchase price of the Optioned Shares being acquired.

      Subject to the prior vesting of Optioned Shares or as otherwise determined by the Option Committee, an Optionee can exercise all or any part of the Option at any time.

7.    Optionee Commitment

      An Optionee has no obligation to purchase any or all of the Optioned Shares at any time but, to the extent an Optionee exercises the Option, the full purchase price of the Optioned Shares purchased pursuant to such exercise must be paid in full as set out under "Exercise of Option" above.

8.    Share Certificates

      The Company will deliver a share certificate representing the Optioned Shares purchased pursuant to exercise of an Option as soon as reasonably possible after the exercise thereof.

9.    Transfer and Assignment

      No Option or any of the rights thereunder is assignable or transferable by an Optionee at any time during the Optionee's lifetime. Upon the exercise of an Option, the Optionee may sell or otherwise dispose of such shares in any manner that the Optionee wishes in any jurisdiction in which the same are qualified for sale and subject to any regulatory authority having jurisdiction over such sale.

10.   Termination for any Reason other than Death

      If an Optionee is terminated, resigns, or otherwise severs his or her relationship with the Company at any time before the end of the Option Period for any reason other than the death of such Optionee, such Optionee may, at any time during the 30 day period immediately next following the date of such termination of employment, excluding the date of termination, purchase all or any part of the Optioned Shares which have vested to him or her and which he or she is entitled to purchase under the Option in the manner provided in the Plan. At 5:00 o'clock in the afternoon, local time, on such 30th day, if such day be a business day, such Option shall fully cease and determine and all rights of such Optionee thereunder shall cease, or, if such day shall not be a business day at 5:00 o'clock in the afternoon, local time, on the business day next following.

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      If through the operation of Article 6 hereof, none of the Optioned Shares shall have vested in such Optionee, the provisions of Article 6 hereof shall prevail and such Optionee shall not be entitled to purchase any Optioned Shares notwithstanding the provisions of this Article.

      Transfer by the Optionee to a subsidiary of the Company or any other Company affiliated with it or from such subsidiary or affiliate to the Company shall be deemed not to be a termination of employment under this Article and all rights of the Optionee under such Option shall continue in full force and effect after such transfer.

11.   Termination by Reason of Death

      If any Optionee shall die prior to the end of the Option Period and subject to Article 6 herein, before such Optionee has purchased all of the Vested Options to him or her, the exercise date, with respect to any unexercised portion of a Vested Option provided in Article 6 hereof and such Optionee's appointed executor or beneficiary may purchase all or any portion of the Vested Options of such deceased Optionee as provided in this Plan at any time during the shorter of, the Option Period or 180 days immediately following the death of the Optionee excluding the date of death if such day be a business day or, if such day shall not be a business day, on the business day next following.

12.   Administration of the Plan

      The Option Committee shall administer the Plan. The Option Committee has been delegated the authority by the Board of the Company to designate those employees, consultants and directors of Sunrich or future business interest that Stake may acquire in the near term who are to be granted Options in the Plan, the number of Optioned Shares to be granted to each such Optionee and otherwise to administer and interpret the Plan and the Options granted thereunder. The Board may amend, modify or terminate the Plan or any Option granted thereunder in respect of any Optioned Shares which shall not have become vested in an Optionee pursuant to the provisions of the Plan at any time without notice, but no such amendment, modification or termination shall divest any rights under any Option which shall have become vested in any Optionee.

      Any determination of the Option Committee shall be final and conclusive, unless the Board of the Company overrules any such determination, in which case the decision of the Board shall be final, conclusive and binding.

      The Option Committee may delegate the day to day administration of the Plan to an officer of the Company.

13.   Changes Affecting Optioned Shares

      In the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding capital stock), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of the Company's capital are consolidated or subdivided, or are changed into or become exchangeable for other shares or securities, the Optionee, upon exercise of his or her Option, shall be entitled to receive in lieu of the Optioned Shares which he or she would otherwise have been entitled to receive upon such exercise and without any payment in addition to the Option Price therefor, the shares or securities which the Optionee would have received upon such reorganization, recapitalization, consolidation, subdivision, merger, sale or other transfer, as if immediately prior thereto he or she had owned the Optioned Shares to which such exercise of the Option relates and had exchanged such Optioned Shares in accordance with the terms of such reorganization, recapitalization, consolidation, subdivision, merger, sale or other transfer.

      Notwithstanding the foregoing provisions of this Article 13, no adjustment provided for herein shall require the Company to deliver a fractional share or other security under the Option.

14.   Employment

      The granting of an Option to any person under the Plan will not confer any rights upon such Optionee other than those provided in the Plan and, without limiting the generality of the foregoing, will not confer or be deemed to confer upon any such Optionee any right to continue as an employee, director or consultant of the Company, or any subsidiary or affiliate thereof.

15.   No Shareholder Right

      The granting of an Option pursuant to the Plan will not confer any rights upon any Optionee as a shareholder of the Company, nor the right to receive notice of, attend nor vote at any meeting of shareholders of the Company until the exercise of an Option and such rights shall extend only to those number of Optioned Shares in respect of which the Option was exercised.

16.   Governing Law

      This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be governed by the laws of the Province of Ontario; except in respect to any sale of any of the common shares in respect of which an Option has been exercised which shall be governed by the laws of the jurisdiction in which an Optionee proposes to sell such shares.

17.   Termination of the Plan

      The Plan will terminate on March 13, 2011 unless otherwise determined by the Option Committee unless all of the Options granted under the Plan are exercised, in which case the Plan will terminate on the date all of the Options granted under the Plan have been exercised.

IN WITNESS WHEREOF, subject to shareholder approval, the Company has executed this Plan as of March 13, 2001.

STAKE TECHNOLOGY LTD.


"J.N. Kendall"                               "Leslie N. Markow"

J. N. Kendall, Chairman and CEO         Leslie N. Markow, CFO and Assistant
                                        Corporate Secretary
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SCHEDULE 1

                          To the STAKE TECHNOLOGY LTD.

                             2001 Stock Option Plan

To: Stake Technology Ltd.

And to: American Stock Transfer and Trust Company

                              OPTION EXERCISE FORM

The undersigned hereby subscribes for _____________ Common Shares of Stake Technology Ltd. (the "Company") which the undersigned is entitled to pursuant to the provisions of the Stake Technology Ltd. 2001 Stock Option Plan.

I attach my cheque payable to the Company in the sum of $______________________, representing the purchase price of the said Shares.

Dated at _________________________, this __________ day of ____________________,
200_.

Name:    _________________________      SIN:____________________________________

Address: _________________________      or

         _________________________      S.S.:___________________________________
         _________________________

         _________________________


                                        Signature:______________________________

Please call Leslie Markow -at (905) 455-1990 x 109 if you wish to exercise any of your options.